Exhibit 99.1

Longs Reports Preliminary January Retail Drug Store Sales

From Continuing Operations

WALNUT CREEK, CA (February 7, 2008) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales from continuing operations. The fiscal year ended January 31, 2008, included 53 weeks of operations compared with 52 weeks in the prior year, with the additional week being the fifth week of January and the fourteenth week of the fourth quarter.

	Periods ended January 31, 2008
(Dollars in Millions)	Month (5 weeks)	Fourth Quarter (14 weeks)	Year to Date (53 weeks)
Total retail drug store sales from continuing operations	$452	$1,344	$4,883
Increase from prior year period	28.8%	9.1%	4.9%

Same-store sales are presented below on a comparable four-week basis for the month of January, 13-week basis for the fourth quarter, and 52-week basis for fiscal 2008.

	Periods ended January 31, 2008
(Dollars in Millions)	Month (4 weeks)	Fourth Quarter (13 weeks)	Year to Date (52 weeks)
Same-store sales increase (decrease):
Pharmacy	1.2%	0.7%	1.8%
Front-end	0.7%	(1.7%)	0.1%
Total	1.0%	(0.6%)	0.9%

As announced on February 28, 2007, the results of operations associated with the 23 stores for which the Company has announced plans to close in Colorado, Oregon and Washington are classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with FAS 144, the sales from stores classified as discontinued operations are not included in the preliminary sales from continuing operations reported today.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 510 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.